Exhibit 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

(Dollar amounts in millions)

	2007	2006	2005	2004	2003
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$606	$2,080	$2,166	$2,723	$1,425
Add: interest portion of rental expense	58	57	53	54	53
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	163	(49)	9	(36)	9

Available earnings	$827	$2,088	$2,228	$2,741	$1,487

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	566	508	625	727	705
Weyerhaeuser Real Estate Company and other related subsidiaries	64	67	53	57	53

Subtotal	630	575	678	784	758
Less: intercompany interest	(7)	(10)	3	—	—

Total interest expense incurred	623	565	681	784	758
Amortization of debt expense	8	11	18	15	14
Interest portion of rental expense	58	57	53	54	53

Total fixed charges	$689	$633	$752	$853	$825

Ratio of earnings to fixed charges	1.20	3.30	2.96	3.21	1.80

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

(Dollar amounts in millions)

	2007	2006	2005	2004	2003
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$556	$2,014	$2,094	$2,631	$1,345
Add: interest portion of rental expense	48	50	46	49	48
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	154	(6)	29	(6)	2
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(204)	(723)	(734)	(610)	(392)
Add: dividends paid to Weyerhaeuser	—	—	—	—	115

Available earnings	$554	$1,335	$1,435	$2,064	$1,118

Fixed charges:
Interest expense incurred	566	508	625	727	705
Amortization of debt expense	8	11	18	15	14
Interest portion of rental expense	48	50	46	49	48

Total fixed charges	$622	$569	$689	$791	$767

Ratio of earnings to fixed charges	—	2.35	2.08	2.61	1.46

Coverage deficiency	$(68)	$—	$—	$—	$—